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                                                                   Exhibit 2.3




                                    SECOND AMENDMENT dated as of September 29,
                           1997, to the Asset Purchase Agreement dated as of August 25, 1997, as amended by the Amendment dated as of August 28, 1997 (the "Asset Purchase Agreement"), by and among Fiberite, Inc., a Delaware corporation ("Fiberite"), Fiberite Holdings, Inc., a Delaware corporation ("Fiberite Holdings"), Stamford FHI Acquisition Corp., a Delaware corporation ("Stamford"), and Cytec Industries Inc., a Delaware corporation ("Buyer", and together with Fiberite, Fiberite Holdings and Stamford, the "Parties").


                  WHEREAS the Parties have previously entered into the Asset Purchase Agreement;

                  WHEREAS on August 29, 1997, Stamford merged with and into Fiberite Holdings, with Fiberite Holdings as the surviving corporation, and Fiberite Holdings merged with and into Fiberite, with Fiberite as the surviving corporation (accordingly, and for avoidance of doubt, references herein to Fiberite shall include the foregoing parties);

                  WHEREAS the Parties desire to amend the Asset Purchase Agreement as set forth herein;


                  NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:


                  SECTION 1. Amendments. (a) Section 1.1(f) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(f) Buyer's assumption of the Assumed Liabilities hereunder, including any loss, liability, cost, expense or claim in respect thereof directly against Buyer or one or more of its subsidiaries or Affiliates based on any legal theory (such as successor liability) is an indemnity and accordingly, upon any payment by Buyer (or any such subsidiary or Affiliate) in respect thereof Buyer (and/or such
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         subsidiary or Affiliate, as the case may be) shall have the right by way of subrogation to pursue any and all claims that Fiberite Holdings or Fiberite may assert against any third party for indemnification or insurance in respect thereof, and Buyer (and/or such subsidiary or Affiliate, as the case may be) shall be entitled to pursue any such claim, in the name and on behalf of Stamford, Fiberite Holdings or Fiberite, as the case may be, and to retain any recovery in respect thereof. To the extent, if any, that Fiberite Holdings or Fiberite has a claim against a third party in respect of an Assumed Liability, then, notwithstanding payment by Buyer (or any such subsidiary or Affiliate) in respect of such Assumed Liability, (i) Buyer's liability (or such subsidiary's or Affiliate's liability, as the case may be) shall be secondary to the primary obligation of said third party and, accordingly, (ii) Buyer (or any such subsidiary or Affiliate) shall be entitled to reimbursement from Fiberite Holdings or Fiberite, as the case may be, to the extent that such indemnitee recovers from the third party, in respect of the Assumed Liability, any amount in excess of its costs and expenses; provided that nothing in this sentence shall impair Buyer's obligations pursuant to Section 6.3 hereof."

                  (b) Section 1.1(e)(iv) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(iv) the settlement agreement between Fiberite and XXsys/Pendorf dated October 5, 1995 attached hereto as Exhibit D (the "Settlement Agreement"), other than obligations under (A) Paragraph 4 thereof and
         (B) the letter dated October 5, 1995 supplementing Paragraph 4 of the Settlement Agreement and attached hereto as Exhibit E (the "Letter");"

                  (c) Clause (ix) of Section 1.1(e) of the Asset Purchase Agreement is hereby amended by deleting "arising" in the second line thereof and replacing it with "to be performed".

                  (d) Section 4.1(c)(A) of the Asset Purchase Agreement is hereby amended by deleting "$200,000" therein and replacing it with "$50,000".
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                  (e) Section 1.1(d) of the Asset Purchase Agreement is hereby amended by adding a new clause (vii) to read as follows:

         "(vii) all obligations under (A) Paragraph 4 of the Settlement Agreement (as defined below) and (B) the Letter (as defined below)".
                  (f) The Asset Purchase Agreement is hereby amended by adding Exhibits A and B attached hereto as Exhibits D and E of the Asset Purchase Agreement.


                  SECTION 2. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  SECTION 4. Full Force and Effect. Except as specifically amended hereby, the Asset Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein", "hereunder", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, refer to the Asset Purchase Agreement as amended hereby. Any reference in any document to the Asset Purchase Agreement shall be deemed to be a reference to the Asset Purchase Agreement as amended hereby.
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                  IN WITNESS WHEREOF, this Second Amendment has been duly
executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                                          FIBERITE, INC.,

                                          By: /s/ Scott Dunn
                                             ----------------------------------
                                              Name: Scott Dunn
                                              Title: Assistant Secretary


                                          CYTEC INDUSTRIES INC.,

                                          By: /s/ E.F. Jackman
                                             ----------------------------------
                                             Name: E.F. Jackman
                                             Title: Vice President

The foregoing Amendment is hereby acknowledged and consented to as of the date first above written:



HEXCEL CORPORATION,

By: /s/ Ira Krakower
   -----------------------------
   Name: Ira Krakower
   Title: Senior Vice President

The Company agrees to furnish supplementally to the Commission upon its request, any and all of the exhibits referred to in this Second Amendment.